Exhibit 99.2

NEWS RELEASE
CONTACT: Kim Duncan Senior Director, Investor Relations The Cooper Companies, Inc. ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES COMMENCES A TENDER OFFER

FOR ALL SHARES OF ORIGIO A/S

PLEASANTON, Calif., June 4, 2012 – The Cooper Companies, Inc. (NYSE: COO) today announced it has made a voluntary tender offer to acquire all the issued and outstanding shares and warrants of Origio a/s, Oslo Stock Exchange (OSE: ORO), for NOK 28 per share. The enterprise value of the transaction is approximately NOK 1,159 million, consisting of approximately NOK 926 million in equity and approximately NOK 233 million of net debt.

The tender offer represents a premium of 72.8% to the closing share price of Origio on June 1, 2012, the last trading day prior to the announcement of the tender offer, and a premium of 65.6% to the one-month volume weighted average closing share price for the period prior to the Announcement Date. The tender offer is set to expire June 22, 2012, unless the tender offer is extended. Cooper, through its subsidiaries, plans to finance the acquisition with available off-shore cash and credit facilities. If the tender offer is successful, the transaction is anticipated to close during the fiscal third quarter 2012.

Origio’s Board of Directors recommends that shareholders accept the tender offer. In addition, Cooper has entered into soft pre-acceptances with certain Origio shareholders, representing in aggregate 15.1 million Origio shares, pursuant to which such shareholders have committed to tender 46.4% interest in Origio to the tender offer, subject to certain conditions.

Origio is a leading global in-vitro fertilization (IVF) medical device company that develops, manufactures and distributes highly specialized products that target IVF treatment with a goal to make fertility treatment safer, more efficient and convenient. Based in Malov, Denmark, Origio has approximately 320 employees and generated sales of DKK 370 million in 2011.

“We are very pleased to make this announcement with Origio,” said Robert S. Weiss, Cooper’s president and chief executive officer. “This acquisition significantly strengthens our existing IVF business and continues CooperSurgical’s strategic commitment to expanding its product offerings in the women’s healthcare market.”

Conference Call and Webcast

An investor call hosted by Cooper and Origio concerning the offer will take place, Monday June 4, 2012 at 13:30 CEST. The dial in number is +47 23 162 950 and the pass code is 5562472#.

For a presentation on the tender offer of Origio, visit the Investor Relations section of the Company’s website at www.coopercos.com.

Information on the Tender Offer

The complete details of the tender offer, including all terms and conditions, will be contained in an offer document to be sent to Origio shareholders following approval by the Oslo Stock Exchange.

The tender offer will be subject to the customary closing conditions being satisfied or waived, including valid acceptances in respect of a number of shares of Origio which exceeds 90% of the shares and voting rights in Origio on a fully diluted basis (excluding treasury shares), taking into account any financial instruments or agreements giving the holder a right to acquire shares.

This notification does not constitute a tender offer. The tender offer will only be made on the basis of the offer document and can only be accepted pursuant to the terms of such document.

UBS Investment Bank is acting as Financial Advisor to The Cooper Companies in connection with the tender offer and DNB Markets is acting as Domestic Financial Advisor and Receiving Agent.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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